Exhibit 99.1

Aeternum Resources Announces Agreement to Acquire 100% of American Renaissance Minerals, Sponsor of the Nkamouna Cobalt-Nickel-Manganese Project in Cameroon

●	American Renaissance Minerals, a company focused on advancing the Nkamouna Cobalt-Nickel-Manganese Project in Cameroon, is working with the Government of Cameroon toward the award of a new mining permit over the project, free of prior encumbrance.

●	The transaction consolidates into a single company the joint venture announced on August 7, 2026, under which Aeternum Resources held an option over a 51% interest in American Renaissance Minerals. On closing, Aeternum Resources will own the whole of American Renaissance Minerals and the underlying option arrangements will be terminated.

●	Nickel and cobalt are both designated critical minerals by the United States, which imports approximately three quarters of the cobalt it consumes and, excluding recycled material, is almost wholly reliant on imports for its nickel supply.

Washington D.C. – September 22, 2026 — Aeternum (OTC: AETN) (“Company”), a company aiming to become a highly strategic supplier of critical minerals, today announced that it has entered into an agreement dated September 16, 2026 to acquire all of the issued and outstanding membership interests in American Renaissance Minerals LLC (“ARM”) from ARM’s shareholder. ARM is the dedicated project vehicle seeking to advance the Nkamouna Cobalt-Nickel-Manganese Project in Cameroon. The transaction is subject to customary conditions and is expected to close in the fourth quarter of 2026.

On August 7, 2026, the Company announced that it had acquired an option to acquire a 51% interest in ARM. The transaction announced today replaces that arrangement with direct ownership of the whole of ARM, and the investment agreement under which the option arose will be terminated at or before closing. The Company believes that a single corporate owner simplifies the ownership of the project ahead of the possible award of a new mining permit.

Subject to the terms and conditions of the agreement, the Company has agreed to issue up to 133,333,333 shares of common stock of the Company or, if required by the terms of a beneficial ownership limitation contained in the agreement, pre-funded warrants to purchase shares of common stock of the Company, in stages against project milestones. The figures expressed above are expressed prior to giving effect to the Company’s previously announced 1-for-20 reverse stock split, and are subject to adjustment for the reverse stock split and any other similar transactions. ARM’s shareholder will continue to support the project’s United States Government financing engagement, and the Company and ARM’s shareholder intend to cooperate on future opportunities.

Nkamouna is one of the largest undeveloped cobalt-nickel-manganese projects globally. The project was fully permitted between 2003 and 2025 by its prior operator, and the permit was withdrawn in February 2025. ARM currently holds certain historical data regarding the property, and is working with the Government of Cameroon, including the Ministry of Mines, Industry and Technological Development and the Société Nationale des Mines, toward the award of a new mining permit, free of prior encumbrance. If a mining permit is granted, the project will be developed in accordance with Cameroon’s Mining Code of December 2023, including the 10% free-carried interest of the State, with a concentrator at the mine site producing an exportable concentrate rather than shipping unprocessed ore, so that the first stage of processing and its associated value are retained in Cameroon.

Upon ownership of the title, the Company intends to approach the project with urgency. Concept engineering for the concentrator draws directly on the modular gravity-separation plant the Company is currently constructing in Nigeria, and the Company’s own engineering and construction team has designed, manufactured and installed comparable plant in Africa within the past year.

“We are taking full ownership because we intend to build this mine, and to build it quickly,” said Josua Oosthuizen, Chief Executive Officer of Aeternum Resources. “Our team has spent the past year designing, manufacturing and installing a gravity separation plant for our Nigerian project. That is the same engineering, the same discipline and in large part the same people we would put on Nkamouna. We are ready to move as soon as there is a permit to work against.”

ABOUT AETERNUM

Aeternum (OTC: AETN) seeks to become a highly strategic supplier of critical minerals. Its first resource is a mine located in the Jos Plateau in Nigeria that will focus on the production of tin, niobium, tantalum and other metals.

Led by a management team with a track record of designing, building and commissioning mineral-processing plants in Africa, and supported by independent geological and metallurgical consultants, Aeternum’s goal is to develop multiple assets globally and create a diversified revenue stream from several critical minerals

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to various risks and uncertainties. These forward-looking statements include statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or other similar expressions, and include statements regarding the expected closing of the transaction, the satisfaction of the conditions to closing, the expected termination of previous agreements, the award of a new mining permit, the issuance of contingent consideration, minerals anticipated to be encountered on a project, and future government engagement, opportunities, construction, development, production and revenue from current and proposed projects. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. Such factors include, among others, risks that the conditions to closing are not satisfied and that the transaction does not complete; risks relating to the timing and ability of the Company to obtain, and the timing of the approval of, relevant regulatory bodies, if at all; risks relating to the need for additional capital to complete development and commence production on any of the Company’s projects; property interests; risks related to access to the project; risks inherent in mineral exploration, including the fact that any particular phase of exploration may be unsuccessful; the availability of contractors; geo-political risks; the global economic climate; metal prices; environmental risks; political risks; community and non-governmental actions; and the other risks identified in the Company’s filings with the Securities and Exchange Commission, which are available at www.sec.gov. Geological similarities or characteristics are not guarantees or certainties of successful exploration. The Company does not undertake, and assumes no obligation, to update or revise any such forward-looking statements or forward-looking information contained herein to reflect new events or circumstances, except as may be required by law.

For more information, please contact:

Aeternum

Investor Relations Department

Email: info@aeternumresources.com